Exhibit 5.2

June 28, 2017
Compass Group Diversified Holdings LLC
301 Riverside Avenue
Second Floor
Westport, CT 06880

Re:	Compass Group Diversified Holdings LLC
Ladies and Gentlemen:
We have acted as special Delaware counsel for Compass Group Diversified Holdings LLC, a Delaware limited liability company (the "LLC"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a)The Certificate of Formation of the LLC, dated November 18, 2005, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 18, 2005, as amended by the Certificate of Amendment thereto, dated April 27, 2006, as filed in the office of the Secretary of State on May 2, 2006 (as so amended, the "LLC Certificate");
(b)The Operating Agreement of the LLC, dated as of November 18, 2005, entered into by Compass Group Management LLC, as the sole member of the LLC (the "Initial Member");
(c)The Amended and Restated Operating Agreement of the LLC, dated as of April 25, 2006, entered into between Compass Diversified Holdings (formerly known as Compass Diversified Trust), a Delaware statutory trust (the "Trust"), and the Initial Member, as the members of the LLC;
(d)The Second Amended and Restated Operating Agreement of the LLC, effective as of January 4, 2007, entered into between the Trust and the Initial Member, as the members of the LLC (jointly, the "Original Members");
(e)The Third Amended and Restated Operating Agreement of the LLC, dated as of November 1, 2010, entered into between the Original Members, as amended by the Amendment thereto, dated as of January 1, 2012;
(f)The Fourth Amended and Restated Operating Agreement of the LLC, dated as of January 1, 2012, entered into between the Original Members;
(g)The Fifth Amended and Restated Operating Agreement of the LLC, dated as of December 6, 2016 ("LLC Agreement"), entered into between the Trust and Sostratus LLC, as the members of the LLC;

(h)The Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the "SEC") on December 7, 2016 (the "Registration Statement"), including a related prospectus, as supplemented by the prospectus supplement filed with the SEC on June 19, 2017 (jointly, the "Prospectus"), relating to 4,000,000 preferred shares representing beneficial interests of the Trust ("Trust Shares") to be issued pursuant thereto and the Underwriting Agreement (as defined below), and the preferred limited liability company interests in the LLC to be issued to the Trust (the "Trust Interests");
(i)The Underwriting Agreement, dated June 19, 2017 (the "Underwriting Agreement"), executed by the LLC, the Trust and Compass Group Management LLC, and accepted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, acting severally on behalf of themselves and the several underwriters named in Schedule II thereto;
(j)The Trust Interest Designation (Series A Trust Preferred Interests), executed by the LLC (the "Trust Interest Designation"); and
(k)A certificate of an officer of the LLC, dated as of June 28, 2017, as to certain matters; and
(l)A Certificate of Good Standing for the LLC, dated June 27, 2017, obtained from the Secretary of State.
Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (l) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the LLC Agreement, the Trust Interest Designation and the LLC Certificate (A) are in full force and effect on the date hereof and have not been amended, and (B) will be in full force and effect and will not have been amended as of the date on which the Trust Interests are issued, (ii) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by the parties thereto of the documents examined by us as of the date hereof and as of the date on which the Trust Interests are issued by the LLC, (vi) that each Person to whom a Trust Interest is to be issued by the LLC (each, a "Trust Interest Holder" and collectively, the "Trust Interest Holders") will pay for the Trust Interest acquired by it, in accordance with the LLC Agreement and the Registration Statement, (vii) that the books and records of the LLC set forth or will set forth the name, address, dollar value of contributions to the LLC and number of Trust Interests owned by, each Trust Interest Holder, and (viii) that the Trust Interests will be issued and sold to the Trust Interest Holders in accordance with the Registration Statement, the Underwriting Agreement, the Trust Interest Designation and the LLC Agreement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.
This opinion is limited to the laws of the State of Delaware (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1.The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the "LLC Act").
2.The Trust Interests will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the LLC.
3.A Trust Interest Holder shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as a Trust Interest Holder may be obligated to repay any funds wrongfully distributed to it.
We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the headings "Legal Matters" and "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.